Exhibit 10.1

STRATTEC SECURITY CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Amended effective January 1, 2010

STRATTEC SECURITY CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

TABLE OF CONTENTS

Page
ARTICLE 1

Establishment of Plan and Purpose

1.01	Establishment of Plan	1-1
1.02	Purpose of Plan	1-1

ARTICLE 2

Definitions and Construction

2.01	Definitions	2-1
2.02	Construction	2-3

ARTICLE 3

Eligibility

3.01	Conditions of Eligibility	3-1
3.02	Commencement of Participation	3-1
3.03	Initial Election	3-1
3.04	Subsequent Election	3-1
3.05	Termination of Participation	3-1

ARTICLE 4

Amount of Benefit

4.01	Supplemental Retirement Pension	4-1
4.02	Code Section 415 Limits	4-1
4.03	Limit on Benefits	4-1
4.04	Definition of Average Monthly Compensation	4-1
4.05	Definition of Credited Service	4-2

i

Page
ARTICLE 5

Vesting	5-1

ARTICLE 6

Distributions

6.01	Distribution Options	6-1
6.02	Payments of Options	6-1

ARTICLE 7

Acceleration of Payments	7-1

ARTICLE 8

Administration of Plan

8.01	Appointment of Separate Administrative Committee	8-1
8.02	Powers and Duties	8-1
8.03	Records and Notices	8-2
8.04	Compensation and Expenses	8-2
8.05	Limitation of Authority	8-3

ARTICLE 9

General Provisions

9.01	Assignment	9-1
9.02	Employment not Guaranteed by Plan	9-1
9.03	Termination and Amendment	9-1
9.04	Contingency	9-1
9.05	Notice	9-1
9.06	Limitation on Liability	9-2
9.07	Indemnification	9-2
9.08	Headings	9-2
9.09	Severability	9-2
9.10	Contributions	9-3

ii

Page

ARTICLE 10

Claims Procedure

10.01	Application for Benefits	10-1
10.02	Notice of Denied Claim for Benefits	10-1
10.03	Review of Denied Claim	10-1

iii

INTRODUCTION

Effective February 27, 1995, STRATTEC SECURITY CORPORATION (the "Company") adopted a nonqualified deferred compensation plan to benefit certain of its management and highly compensated employees.

This introduction and the following Articles, as amended from time to time, comprise the Plan.

STRATTEC SECURITY CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE 1

Establishment of Plan and Purpose

1.01  Establishment of Plan.  STRATTEC SECURITY CORPORATION hereby establishes the "STRATTEC SECURITY CORPORATION Supplemental Executive Retirement Plan" effective as of February 27, 1995 (the "Plan").  The Plan was amended and restated effective January 1, 2005.  The Plan was amended effective January 1, 2009 to comply with the final regulations under section 409A of the Internal Revenue Code.  The Plan is amended effective January 1, 2010 to modify the benefit formula under the Plan.

1.02  Purpose of Plan.  The Plan shall provide a select group of management and highly compensated employees with an enhanced retirement benefit.  By allowing key management or highly compensated employees to participate in the Plan, the Company expects the Plan to benefit it in attracting and retaining the most capable individuals to fill its executive positions.

The parties intend that this Plan shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA").

1-1

ARTICLE 2

Definitions and Construction

As used in this Plan, the following words shall have the following meanings:

2.01  Definitions.

(a)  Accrued Benefit.  The amount determined under Article 4, payable at age 65 as a Single-Life Annuity.

(b)  Actuarial (or Actuarially) Equivalent.  The same factors and assumptions used to determine actuarially equivalent benefits under the STRATTEC SECURITY CORPORATION Retirement Plan.

(c)  Administrator/Administrative Committee.  The person or persons listed in Article 8 below to control and manage the operation and administration of the Plan.

(d)  Average Monthly Compensation.  A Participant's Average Monthly Compensation as defined under section 4.04 of this Plan.

(e)  Beneficiaries.  The spouse or descendants of a Participant or any other person receiving benefits hereunder in relation to a Participant.

(f)  Change of Control.  Change of Control as defined in Article 7, section 7.01.

(g)  Code.  The Internal Revenue Code of 1986, as amended from time to time, and as interpreted by applicable regulations and rulings.

(h)  Company.  STRATTEC SECURITY CORPORATION and any successor which adopts the Plan.  The Compensation Committee or such other board members authorized by the board of directors from time to time, shall act on behalf of the Company for purposes of the Plan.

(i)  Compensation Committee.  The Compensation Committee of the Board of Directors of the Company.

(j)  Credited Service.  A Participant's Credited Service as defined in section 4.05 of this Plan.

2-1

(k)  Disability or Disabled.  Disability shall mean that the Participant:  (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment  that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (2) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period not less than three months under an accident and health plan covering employees of the Company.

(l)  Effective Date.  The effective date of this Plan shall be February 27, 1995.

(m)  Eligibility Date.  The date an individual is eligible to participate in this Plan, as defined in Article 3, section 3.2.

(n)  Eligible Spouse.  The husband or wife of a Participant who is married to the Participant on the date benefits under this Plan commence.  However, if the Participant shall die prior to the date payments under the Plan would have commenced to him, then the Eligible Spouse shall be the husband or wife to whom the Participant is married on the date of the Participant's death.

(o)  Employee.  An employee of the Company or an affiliate of the Company.

(p)  Leave of Absence.  The definition as provided in Article 6, section 6.02.

(q)  Participants.  Such management and highly compensated Employees whom the Company identifies as eligible to participate in the Plan.  Effective February 27, 1995, the Participants shall be the Company's Executive Officers:  Harold M. Stratton II; John G. Cahill; Michael R. Elliot; Andrew G. Lechtenberg; and Gerald L. Peebles.

(r)  Participation Date.  The first date that an individual participates in this Plan, as defined in Article 3, section 3.02.

(s)  Plan.  The STRATTEC SECURITY CORPORATION Supplemental Executive Retirement Plan, as stated herein and as amended from time to time.

2-2

(t)  Plan Year.  The initial Plan Year is the period beginning February 27, 1995 and ending December 31, 1995.  Subsequent Plan Years are the 12-month periods ending each December 31.

(u)  Separation of Employment.  The date that determines when benefits may be paid under this Plan, as provided in Article 6, section 6.02.

2.02  Construction.  The Plan is subject to federal law, including the requirements of Code section 409A, the final regulations for Code section 409A and other guidance provided by the Internal Revenue Service.  For purposes of state law, the Plan shall be construed under the laws of the State of Wisconsin.  Words used in the singular shall include the plural, as appropriate.  The words "hereof," "herein," "hereunder" and other similar compounds of the word "here" shall refer to the entire Agreement, not to a particular section.  All references to statutory sections shall include the section so identified as amended from time to time or any other statute of similar import.  If any provisions of the Code, ERISA or other statutes or regulations render any provisions of this Plan unenforceable, such provision shall be of no force and effect only to the minimum extent required by such law.

2-3

ARTICLE 3

Eligibility

3.01  Conditions of Eligibility.  Those individuals named in section 2.01(q) and any other management and highly compensated Employees selected by the Compensation Committee of the Board of Directors of the Company, from time to time, shall be eligible to participate in this Plan.

3.02  Commencement of Participation.  The Compensation Committee shall determine the date that an individual is eligible to participate in the Plan (the "Eligibility Date").  The individual shall become a Participant in the Plan 31 days after his Eligibility Date (the "Participation Date").

3.03  Initial Election.  A new Participant must complete a written election specifying the form of distribution that he or she wishes to receive under this Plan.  The forms of distribution are listed in Article 6, section 6.01.  The Participant must complete the written election within 30 days after the Participant's Eligibility Date.  If no election is completed, the Participant shall be deemed to have elected a lump sum distribution.

3.04  Subsequent Election.  If a Participant decides to change the form of distribution that he or she will receive, the Participant may make a subsequent election, subject to the following requirements:

(a)  The Participant's subsequent election may not take effect until 12 months after the date the election is made and must be made at least 12 months prior to the date that the first amount was scheduled to be paid; and

(b)  The payment with respect to the election must be deferred for a period of five years from the date the first amount was scheduled to be paid, subject to the exception in (c) below.

(c)  If the distribution to or on behalf of the Participant is made due to the Participant's Disability or death, the five-year deferral period does not apply.

3.05  Termination of Participation.  An individual's right to participate in the Plan shall cease as of the earlier of the termination of his Employment or action by the Compensation Committee removing him from the Employees eligible to participate in the Plan.  A former Participant of the Plan shall receive no benefits under this Plan unless such former Participant is vested pursuant to Article 5 of the Plan.

3-1

ARTICLE 4

Amount of Benefit

4.01  Supplemental Retirement Pension.  A Participant's Accrued Benefit shall equal the sum of (a) and (b) below:

(a)  0.5% of the Participant's Average Monthly Compensation multiplied by his years of Credited Service with the Company, and

(b)  1.6% of the portion of the Participant's Average Monthly Compensation in excess of the Participant's Average Monthly Compensation computed in accordance with the dollar compensation limit under Code section 401(a)(17) applicable to the STRATTEC SECURITY CORPORATION Retirement Plan, multiplied by his years of Credited Service.

The Accrued Benefit shall be determined as of the date of the Participant's Separation of Service or, if earlier, the date the Participant is no longer eligible for the Plan.

4.02  Code Section 415 Limits.  The Participant may receive an additional amount under this Plan to the extent that the limits under Code section 415(b) restrict the benefits payable to a Participant under the STRATTEC SECURITY CORPORATION Retirement Plan.  The amount, if any, shall be calculated as of the date the Participant's Supplemental Retirement Pension is calculated in section 4.01 above.  The Participant shall receive an additional monthly benefit from this Plan of an amount equal to the amount the Participant would have received under the STRATTEC SECURITY CORPORATION Retirement Plan if not for the limits of Code section 415(b).

4.03  Limit on Benefits.  Notwithstanding the foregoing, no Participant's benefit under this Plan, when combined with his benefit under the STRATTEC SECURITY CORPORATION Retirement Plan, shall exceed 70% of the Participant's Average Monthly Compensation.

4.04  Definition of Average Monthly Compensation. Average Monthly Compensation shall be defined as follows:

(a)  Compensation means Compensation as defined under the STRATTEC SECURITY CORPORATION Retirement Plan, but without regard to the dollar compensation limit under Code section 401(a)(17).  The Company amended the STRATTEC SECURITY CORPORATION Retirement Plan to limit Compensation to the amount earned as of December 31, 2009.  That STRATTEC SECURITY CORPORATION Retirement Plan amendment will not apply for purposes of determining Compensation under this Plan.

4-1

(b)  Average Monthly Compensation shall be the amount obtained by dividing the total Compensation of a Participant during the five highest years of Service with the Company or an affiliate of the Company by 60, or by dividing the total Compensation of a Participant in the completed calendar years, if four rather than five, by 48.

4.05  Credited Service.  Credited Service shall be determined under section 3.3 of the STRATTEC SECURITY CORPORATION Retirement Plan, with the following exceptions:

(a)  The Company amended the STRATTEC SECURITY CORPORATION Retirement Plan to provide that no additional Credited Service will apply after December 31, 2009.  That amendment does not apply for purposes of determining Credited Service under this Plan.

(b)  With respect to Harold M. Stratton II, years of Credited Service shall be calculated based on his employment by Briggs & Stratton Corporation and the Company.

(c)  All other Participants shall accrue years of Credited Service under this Plan based only on employment by the Company or an affiliate of the Company beginning on the date that the Participant commences participation in this Plan.

4-2

ARTICLE 5

Vesting

A Participant shall become fully vested in his or her Plan benefits at the time the Participant is vested under the STRATTEC SECURITY CORPORATION Retirement Plan.  If a Participant is hired on or after January 1, 2010, vesting will be determined as if the Participant had been eligible for and participated in the STRATTEC SECURITY CORPORATION Retirement Plan.

5-1

ARTICLE 6

Distributions

6.01  Distribution Options.  A Participant may elect to receive his or her Supplemental Retirement Benefits in one of the payment options listed below.  Each option shall be determined so that the value of the option is the Actuarial Equivalent of a Participant's Accrued Benefit.

(a)  Single Life Annuity.  The Single Life Annuity provides a monthly payment amount for the Participant's lifetime.

(b)  50% Joint and Survivor Annuity.  Under a 50% Joint and Survivor Pension, a reduced amount is paid to the Participant for his or her lifetime.  Thereafter, the Participant's Eligible Spouse, if surviving, receives a lifetime survivorship Pension in a monthly amount equal to 50% of the reduced monthly amount which had been payable to the Participant.  The last payment of the 50% Joint and Survivor Pension shall be made as of the first day of the month in which the death of the survivor occurs.

(c)  100% Joint and Survivor Annuity.  A Participant may elect to receive a reduced Pension payable during the joint lives of the Participant and the Participant's Eligible Spouse so that, following the death of the Participant, payment of the Pension in an amount equal to 100% of the Participant's reduced Pension (as elected by the Participant) shall continue to the Eligible Spouse, if surviving, with the last payment to be made as of the first day of the month in which the death of the Eligible Spouse occurs.

(d)  Ten-Year Certain and Life Option.  A Participant may elect to receive a reduced Pension payable until death, and if the Participant's death occurs before the Pension has been paid for 10 years, payment of the pension will be made in such reduced amount to the person or persons designated by the Participant for the balance of the 10-year period.

(e)  Lump Sum Payment.  A Participant may elect payment of the Supplemental Retirement Benefit in one lump sum.

6.02  Payment of Options.

(a)  Payment Schedule.  The Plan will provide a lump sum payment or begin the first annuity or installment payment the first business day following the date that is six months after the date of the Participant's Separation from Service.  Annuity or installment payments shall continue to be made, as provided in section 6.01, on the first business day of each month.

6-1

(b)  Separation from Service.  Separation of Service means the earliest of the following dates:  The date that the Participant terminates employment with the Company, dies or is Disabled.

(i)  Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and Participant reasonably anticipated that no further services would be performed after a certain date or the level of bona fide services the Participant would perform after such date (whether as an employee or independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service to the Company if the Participant has been providing service for less than 36 months).

(ii)  The Administrative Committee shall determine the date that a Participant is Disabled as provided in Article 8, section 8.02.

(iii)  A Participant who is on a Leave of Absence does not have a Separation of Employment.  A Leave of Absence means that the Participant is on a sick leave, military leave or other bona fide leave of absence  if the period of the leave does not exceed six months  A leave constitutes a bona fide Leave of Absence only if there is a reasonable expectation that the Participant will return to service for the Company.  If the leave exceeds six months and the Participant does not retain the right to reemployment under an applicable statute or by contract, the Participant is deemed to terminate as of the first day following such six-month period.

6-2

ARTICLE 7

Acceleration of Payments

7.01  Acceleration of Payments.  Payments under the Plan may be accelerated as provided below:

(a)  Dissolution or Bankruptcy.  The Compensation Committee has the discretion to terminate and liquidate the Plan within 12 months of a corporate dissolution taxed under Code section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. section 503(b)(1)(A), provided that amounts payable under this Plan will be included in the Participants' gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):  The calendar year in which the  Plan termination and liquidation occurs, the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture or the first calendar year in which payment is administratively feasible.

(b)  Change in Control.  The Compensation Committee has the discretion to irrevocably terminate and liquidate the Plan within the 30 days preceding or the 12 months following a change in control event (as defined in regs. 1.409A-3(i)(5).  This provision only applies to payments under the Plan if:

(i)  All agreements, methods, programs and other arrangements sponsored by the Company immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Regs. section 1.409A-1(c)(2) are terminated and liquidated with respect to each Participant that experienced the change in control event;

(ii)  So that under the terms of the termination and liquidation all such Participants are required to receive all amounts of compensation deferred under the terminated agreements, methods and programs and other arrangements within 12 months of the date the Company irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs and other arrangements.  Where the change in control events results from an asset purchase transaction, the applicable service recipient with the discretion to liquidate and terminate the agreements, methods, programs and other arrangements is the service recipient that is primarily liable immediately after the transaction for payment of the deferred compensation.

(c)  Plan Termination.  The Compensation Committee may terminate the Plan provided that:

7-1

(i)  The termination and liquidation does not occur proximate to a downturn in the financial health of the Company;

(ii)  The Company terminates and liquidates all agreements, methods, programs and other arrangements sponsored by the Company that would be aggregated with any terminated and liquidated agreements, methods, programs and other arrangements under section 1.409A-1(c) if the same Participant had deferrals of compensation under all of the agreements, methods, programs and other arrangements that are terminated and liquidated;

(iii)  No payments in liquidation of the Plan are made within 12 months of the date that the Company takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred;

(iv)  All payments are made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan;

(iv)  The Company does not adopt a new plan that would be aggregated with the terminated Plan if the same Participant participated in both plans within three years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

(v)  Such other events and conditions as the Commissioner of Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

7-2

ARTICLE 8

Administration of the Plan

8.01  Appointment of Separate Administrative Committee.  The Chief Executive Officer and Chief Financial Officer shall serve as the Administrative Committee.  The Compensation Committee of the Company's Board of Directors may name additional people to the Administrative Committee.  Any person, including, but not limited to, Employees, shall be eligible to serve on the Administrative Committee.  Persons serving on the Administrative Committee may resign by giving written notice to the Company and the Company may appoint or remove such persons.  An Administrative Committee consisting of more than one person shall act by a majority of its members at the time in office, either by vote at a meeting or in writing without a meeting.  An Administrative Committee consisting of more than one person may authorize any one or more of its members to execute any document or documents on behalf of the Administrative Committee, in which event the Administrative Committee shall notify the Company of the member or members so designated.  The Company shall accept and rely upon any document executed by such member or members as representing action by the Administrative Committee until the Administrative Committee shall file with the Company a written revocation of such designation.  No person serving as Administrative Committee shall vote or decide upon any matter relating solely to himself or solely to any of his rights or benefits pursuant to the Plan.

8.02  Powers and Duties.  The Administrative Committee shall administer the Plan in accordance with its terms.  The Administrative Committee shall have full and complete authority and control with respect to Plan operations and administration unless the Administrative Committee allocates and delegates such authority or control pursuant to the procedures stated in subsection (b) or (c) below.  Any decisions of the Administrative Committee or its delegate shall be final and binding upon all persons dealing with the Plan or claiming any benefit under the Plan.  The Administrative Committee shall have all powers which are necessary to manage and control Plan operations and administration including, but not limited to, the following:

(a)  To employ such accountants, counsel or other persons as it deems necessary or desirable in connection with Plan administration.  The Company shall bear the costs of such services and other administrative expenses.

(b)  To designate in writing persons other than the Administrative Committee to perform any of its powers and duties hereunder.

8-1

(c)  To allocate in writing any of its powers and duties hereunder to those persons who have been designated to perform Plan fiduciary responsibilities.

(d)  The discretionary authority to construe and interpret the Plan, including the power to construe disputed provisions.

(e)  To resolve all questions arising in the administration, interpretation and application of the Plan, including, but not limited to, questions as to the eligibility or the right of any person to a benefit.

(f)  To adopt such rules, regulations, forms and procedures from time to time as it deems advisable and appropriate in the proper administration of the Plan.

(g)  To prescribe procedures to be followed by any person in applying for distributions pursuant to the Plan and to designate the forms or documents, evidence and such other information as the Administrative Committee may reasonably deem necessary, desirable or convenient to support an application for such distribution.

(h)  To apply consistently and uniformly rules, regulations and determinations to all Participants and beneficiaries in similar circumstances.

(i)  To determine whether is Participant has a Disability or is Disabled.  The Administrative Committee may determine that a Participant is deemed Disabled if the Participant is determined to be totally disabled by the Social Security Administration.  The Administrative Committee may also determine that the Participant is Disabled in accordance with a disability insurance program, provided that the definition of disability applied under that program complies with the definition of Disability provided under this Plan.

8.03  Records and Notices.  The Administrative Committee shall keep a record of all its proceedings and acts and shall maintain all such books of accounts, records and other data as may be necessary for proper Plan administration.  The Administrative Committee shall notify the Company of any action taken by the Administrative Committee which affects the obligations or rights of the Company or a Participant and, when required, shall notify any other interested parties.

8.04  Compensation and Expenses.  The expenses incurred by the Administrative Committee in the proper administration of the Plan shall be paid by the Company.  An Administrative Committee member who is an Employee shall not receive any additional fee or compensation for services rendered as a member of the Administrative Committee.

8-2

8.05  Limitation of Authority.  The Administrative Committee shall not add to, subtract from or modify any of the terms of the Plan, change or add to any benefits prescribed by the Plan, or waive or fail to apply any Plan requirement for benefit eligibility.

8-3

ARTICLE 9

General Provisions

9.01  Assignment.  No Participant or Beneficiary may sell, assign, transfer, encumber or otherwise dispose of the right to receive payments hereunder.  A Participant's rights to benefit payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant's beneficiary.

9.02  Employment Not Guaranteed by Plan.  The establishment of this Plan, its amendments and the granting of a benefit pursuant to the Plan shall not give any Participant the right to continued Employment or limit the right of the Company to dismiss or impose penalties upon the Participant or modify the terms of employment of any Participant.

9.03  Termination and Amendment.  The Compensation Committee of the Board of Directors of the Company may at any time and from time to time terminate, suspend, alter or amend this Plan and no Participant or any other person shall have any right, title, interest or claim against the Company, its directors, officers or employees for any amounts.

9.04  Contingency.  The Company may apply for private rulings from the United States Department of Labor as to the exemption of the arrangement described herein from the reporting and disclosure requirements of ERISA and from the Internal Revenue Service as to the deductibility from taxable income of benefits paid hereunder or the exclusion of amounts deferred hereunder from the taxable income of Participant until paid.  If the Company applies for a private letter ruling from the Department of Labor or Internal Revenue Service and does not receive a satisfactory reply thereto, the Company may deem this Plan terminated, in which event, the parties shall treat all amounts deferred hereunder as immediately payable to the Participants and all parties' rights and obligations hereunder shall thereupon cease.

9.05  Notice.  Any and all notices, designations or reports provided for herein shall be in writing and delivered personally or by registered or certified mail, return receipt requested, addressed, in the case of the Company, its Board of Directors or Administrative Committee, to the Company's principal business office and, in the case of a Participant or Beneficiary, to his home address as shown on the records of the Company.

9-1

9.06  Limitation on Liability.  In no event shall the Company, the Administrative Committee, the Compensation Committee of the Board of Directors of the Company or any Employee, officer or director of the Company incur any liability for any act or failure to act unless such act or failure to act constitutes a lack of good faith, willful misconduct or gross negligence with respect to the Plan.

9.07  Indemnification.  The Company shall indemnify the Administrative Committee, the Compensation Committee of the Board of Directors of the Company and any Employee, officer or director of the Company against all liabilities arising by reason of any act or failure to act unless such act or failure to act is due to such person's own gross negligence or willful misconduct or lack of good faith in the performance of his duties to the Plan.  Such indemnification shall include, but not be limited to, expenses reasonably incurred in the defense of any claim, including attorney and legal fees, and amounts paid in any settlement or compromise; provided, however, that indemnification shall not occur to the extent that it is not permitted by applicable law.  Indemnification shall not be deemed the exclusive remedy of any person entitled to indemnification pursuant to this section.  The indemnification provided hereunder shall continue as to a person who has ceased acting as a director, officer, member, agent or Employee of the Administrative Committee or as an officer, director or Employee of the Company, and such person's rights shall inure to the benefit of his heirs and representatives.

9.08  Headings.  All articles and section headings in this Plan are intended merely for convenience and shall in no way be deemed to modify or supplement the actual terms and provisions stated thereunder.

9.09  Severability.  The Plan is subject to Code section 409A, has been amended pursuant to regulations issued by the Internal Revenue Service and is intended to be in good faith compliance with the requirements under Code section 409A.  To the extent that the Compensation Committee determines that additional information or interpretation of the rules or other guidance provided by the Internal Revenue Service require amendments to the Plan to comply with Code section 409A, the Compensation Committee shall amend the Plan accordingly.  Any provision of this Plan prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.  The illegal or invalid provisions shall be fully severable and this Plan shall be construed and enforced as if the illegal or invalid provisions had never been inserted in this Plan.

9-2

9.10  Contributions.  Upon a Change of Control, as defined in section 7.01 of this Plan, the Company shall, as soon as possible, but in no event later than 60 days following the Change of Control, make an irrevocable contribution to a trust funding the Plan in an amount that is sufficient to pay each Participant or Beneficiary the benefits to which Participants or Beneficiaries would be entitled pursuant to the terms of the Plan as of the date on which the Change of Control occurred.  Such Trust assets shall be subject to the claims of the Company's creditors in the event of the Company's insolvency in order to prevent the Plan from being deemed "funded" for tax or ERISA purposes.

9-3

ARTICLE 10

Claims Procedure

10.1  Application for Benefits.  Any person entitled to benefits must file a written claim with the Administrative Committee on forms provided by the Administrative Committee.  Such application shall include all information and evidence the Administrative Committee deems necessary to properly evaluate the merit of and to make any necessary determinations on a claim for benefits.  Unless special circumstances exist, a Participant shall be informed of the decision on his claim within 90 days of the date all the information and evidence necessary to process the claim is received.  Within such 90-day period, he shall receive a notice of the decision or a notice that explains the special circumstances requiring a delay in the decision and sets a date, no later than 180 days after all the information and evidence necessary to process his claim have been received, by which he can expect to receive a decision.

The claimant may assume that the claim has been denied and may proceed to appeal the denial if the claimant does not receive any notice from the Administrative Committee within the 90-day period, or a notice of a delayed decision within such 90 day period.

10.2  Notice of Denied Claim for Benefits.  If a claim for benefits is partially or wholly denied, the claimant will receive a notice that:  states the specific reason or reasons for denial; refers to provisions of the Plan documents on which the denial is based; describes and explains the need for any additional material or information that the claimant must supply in order to make his claim valid; and explains the steps that must be taken to submit his claim for review.

10.3  Review of Denied Claim.  A claimant may file a written appeal of a denied claim with the Administrative Committee within 60 days after receiving notice that his claim has been denied, including any comments, statements or documents he may wish to provide.  The claimant may review all pertinent Plan documents upon reasonable request to the Administrative Committee.  Within 60 days after the submission of the written appeal, the Administrative Committee shall render a determination on the appeal of the claim in a written statement.  The written decision shall contain the reason or reasons for the decision and refer to specific Plan provisions on which the decision is based.  If special circumstances require a delay in the decision, the Administrative Committee shall notify the claimant of the reasons for the delay within the 60-day period.  A delayed decision shall be issued no later than 120 days after the date the Administrative Committee receives a request for review.  The determination rendered by the Administrative Committee shall be binding upon all parties.

10-1